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                     December 18, 2020

       Kevin A. Richardson II
       Chief Executive Officer
       SANUWAVE Health, Inc.
       3360 Martin Farm Road, Suite 100
       Suwanee, GA 30024

                                                        Re: SANUWAVE Health,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 8,
2020
                                                            File No. 000-52985

       Dear Mr. Richardson II:

              We have completed our review of your filing, as amended. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              John M. Rafferty, Esq.